Press Release	Source: Berliner Communications, Inc.

Berliner Reports Record Second Quarter Financial Results

Revenue Increases 281% over Second Quarter of Fiscal 2007; EBITDA Increases to $10 Million

ELMWOOD PARK, N.J., February 14, 2008 (PRIME NEWSWIRE) -- Berliner Communications, Inc. (OTC BB:BERL.OB - News) (“Berliner”) today announced financial results for the second quarter ended December 31, 2007.

Highlights for the Second Quarter include:

•	Revenue increased from $13.7 million in the second quarter of fiscal 2007 to $52.1 million, representing a 281% increase;

•	Gross Profit increased from $5.0 million in the second quarter of fiscal 2007 to $17.7 million, representing a 252% increase;

•	EBITDA increased from $1.7 million in the second quarter of fiscal 2007 to $10.1 million;

•	Net income increased to $5.4 million, or $0.32 per basic and $0.21 per diluted share.

“Our record financial performance this quarter is based on one driving factor, our total commitment, at every level of our organization, to meeting our customers’ needs,” said Rich Berliner, Berliner’s Chairman and CEO. “Our customers set extremely aggressive goals for the end of the calendar year, and I am proud of the huge effort our employees made to achieve these goals while maintaining our high quality standards. I truly feel we have assembled the best team in the industry, and our continued success this quarter is further evidence of that fact.”

“Historically, our second fiscal quarter is the strongest quarter of our fiscal year in terms of our financial performance, and we believe that this will also be true for fiscal 2008,” continued Mr. Berliner. “This trend is a result of our customers pushing to complete projects by the end of their fiscal years, and also to complete outdoor projects before winter weather can impact building schedules in northern states. Therefore, while we expect to continue to show improved results for the third and fourth quarter of fiscal 2008 versus comparable periods of fiscal 2007, we do not expect our results for these quarters to match our extraordinary results for the second quarter of fiscal 2008.”

Berliner continued, “Our carrier and OEM customers are building networks, on a large-scale, often nationwide, basis.  When they hire a company to build a network, they need a company they can trust to do it right the first time, on schedule.  Just as important, with the scope of today’s projects, size matters.  We have added assets and resources across the country, significantly improved our financial strength, and can now take advantage of economies of scale to effectively manage and support these large projects.  We believe our size, financial stability and national presence make us particularly well positioned to assist the winners of the current FCC Auction.  Couple that strength and size with our robust and diverse array of service offerings, and we believe we have a package that gives us a competitive advantage over our competition.”

Financial Results

Revenue for the company for the three months ended December 31, 2007 was $52.1 million, as compared with $13.7 million for the three months ended December 31, 2006. Berliner reported net income allocable to common shareholders of $5.4 million, or $0.32 per basic share and $0.21 per diluted share for the quarter, as compared to net income allocable to common shareholders of $1.2 million, or $0.07 per basic share and $0.06 per diluted share for the prior year period.

The increases in revenue during the second quarter of Fiscal 2008 included approximately $5.4 million attributable to our acquisitions during the third and fourth quarters of Fiscal 2007.

Interest expense increased from $26 thousand in the quarter ended December 31, 2006 to $0.3 million in the quarter ended December 31, 2007. This increase is due to interest on the convertible notes issued in December 2006 and February 2007 and the need to carry higher balances on our credit line to support our higher level of sales during the current quarter. Also, in the quarter ended December 31, 2007, we incurred $0.3 million in non-cash charges for amortization of deferred financing fees and accretion of debt discount, both of which are associated with the issuance of the convertible notes.

EBITDA, that is operating income with depreciation and loss from sale of fixed assets added back, increased from $1.7 million to $10.1 million in the second quarter of fiscal 2008 compared to the same period in the prior year. A reconciliation of EBITDA to income from operations follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,
	2007	2006	2007	2006
Income from Operations	$9,808	$1,684	$10,633	$1,133
Depreciation and Amortization Expense	284	62	512	119
Loss on sale of fixed assets	-	-	8	3
EBITDA	$10,092	$1,746	$11,153	$1,255

Berliner reported net income allocable to common shareholders for the six months ended December 31, 2007 of $5.5 million, on revenue of $75.3 million, or $0.32 per basic and $0.22 per diluted share. Berliner reported net income allocable to common shareholders of $0.6 million, or $0.03 per common and diluted share in the six months ended December 31, 2006.

We currently report our financial results on the basis of two reportable segments: 1) infrastructure construction and technical services and (2) site acquisition and zoning. The following represents our revenue and operating income (loss) for each segment for the three months ended December 31, 2007, and 2006, respectively:

	(Amounts in Thousands)
	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Infrastructure construction and technical services	$44,433	$11,339	$62,918	$16,727
Site acquisition and zoning	7,700	2,349	12,357	4,766
Total	$52,133	$13,688	$75,275	$21,493

Operating income:
Infrastructure construction and technical services	$8,417	$1,095	$9,382	$259
Site acquisition and zoning	1,391	589	1,251	874
Total	$9,808	$1,684	$10,633	$1,133

About Berliner Communications, Inc.

Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding our fiscal 2008 results, the ability to achieve our sales and profitability goals, our perception of future industry trends and the potential positive impact our business prospects, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from ours expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

EBITDA is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The company believes that EBITDA provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, in addition to other financial metrics, as a basis for allocating resources and making operating decisions.

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$52,133	$13,688	$75,275	$21,493
Costs of revenue	34,423	8,658	51,048	14,374
Gross margin	17,710	5,030	24,227	7,119
Selling, general and administrative expenses	7,618	3,284	13,074	5,864
Depreciation and amortization	284	62	512	119
Loss on sale of fixed assets	-	-	8	3
Income from operations	9,808	1,684	10,633	1,133

Other (income) expense
Interest expense	339	26	689	55
Amortization of deferred financing frees and
accretion of debt discount	348	-	721	-
Financing fees	-	-	36	-
Interest income	(17)	(4)	(26)	(8)
Other	-	-	(6)	(14)
Income before income taxes	9,138	1,662	9,219	1,100
Income tax expense	3,692	509	3,734	509
Net income allocable to common shareholders	$5,446	$1,153	$5,485	$591

Net income per share:
Basic	$0.32	$0.07	$0.32	$0.03
Diluted	$0.21	$0.06	$0.22	$0.03

Weighted average number of shares outstanding:
Basic	17,082	17,035	17,082	17,035
Diluted	27,005	18,576	26,979	17,273

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2007	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,909	$2,483
Accounts receivable, net of allowance for doubtful accounts
of $261 at June 30, 2007 and $291 at December 31, 2007, respectively	49,706	22,911
Inventories	1,005	666
Deferred tax assets - current	811	336
Prepaid expenses and other current assets	686	771
	54,117	27,167
Property and equipment, net	2,972	2,569
Amortizable intangible assets, net	798	960
Goodwill	2,309	2,270
Deferred tax assets - long-term	1,181	950
Other assets	199	387
Total Assets	$61,576	$34,303

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$15,714	$7,399
Accrued liabilities	18,355	6,588
Accrued income taxes	4,332	326
Line of credit	2,653	5,537
Current portion of long-term debt	5,954	797
Current portion of capital lease obligations	120	52
	47,128	20,699
Long-term debt, net of current portion	797	5,765
Long-term capital lease obligations, net of current portion	360	199
Other long-term liabilities	720	694
Deferred tax liabilities - long-term	100	39
Total liabilities	49,105	27,396

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	-	-
Additional paid-in capital	15,734	15,655
Accumulated deficit	(3,263)	(8,748)
Total stockholders' equity	12,471	6,907
Total liabilities and stockholders' equity	$61,576	$34,303

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com